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SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐
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☐	Confidential, For Use of the SEC Only (as permitted by Rule 14a-6(e)(2)
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
EDWARDS LIFESCIENCES CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 12, 2002

To our Stockholders:

        The Board of Directors joins me in inviting you to attend the 2002 Annual Meeting of Stockholders. The meeting will be held at our corporate headquarters located at One Edwards Way, Irvine, California, on Wednesday, May 8, 2002, commencing at 10:00 a.m. Pacific Daylight Time. Registration will begin at 9:00 a.m. and refreshments will be provided.

        Details of the business to be conducted at the Annual Meeting are included in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. Stockholders also may access the Notice of Annual Meeting of Stockholders and the Proxy Statement via the Internet at www.edwards.com.

        At the meeting, in addition to discussing matters described in the Proxy Statement, I will report on our year 2001 achievements and discuss our plans for continued growth and success.

        We look forward to seeing you at the upcoming Annual Meeting of Stockholders.

Sincerely,

Michael A. Mussallem
 Chairman of the Board and
Chief Executive Officer

Edwards Lifesciences Corporation
One Edwards Way
Irvine, CA USA 92614
Phone (949) 250-2500 • www.edwards.com

EDWARDS LIFESCIENCES CORPORATION
One Edwards Way
Irvine, California 92614

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 8, 2002

To the Stockholders of

EDWARDS LIFESCIENCES CORPORATION

        The 2002 Annual Meeting of Stockholders of Edwards Lifesciences Corporation, a Delaware corporation (the "Company"), will be held at the corporate headquarters of the Company, located at One Edwards Way, Irvine, California 92614 on Wednesday, May 8, 2002, at 10:00 a.m., Pacific Daylight Time, for the following purposes:

  1.
  To elect two directors to hold office for three years;

  2.
  To ratify the appointment by the Board of Directors of the firm PricewaterhouseCoopers LLP as independent auditors of the Company for fiscal year 2002; and

  3.
  To transact such other business as may properly come before the Annual Meeting of Stockholders or any adjournment thereof.

        The Board of Directors has fixed the close of business on March 18, 2002 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting of Stockholders.

        Your attention is directed to the accompanying Proxy Statement. Whether or not you plan to attend the meeting in person, please vote your shares by either (1) completing, signing, dating and returning the enclosed proxy card in the enclosed, postage-prepaid envelope, (2) calling the toll-free number listed on the proxy card, or (3) accessing the Internet as indicated on the proxy card. If you attend the meeting and wish to vote in person, you may withdraw your proxy and vote your shares personally.

By Order of the Board of Directors,

Bruce P. Garren Corporate Vice President, General Counsel and Secretary
April 12, 2002

EDWARDS LIFESCIENCES CORPORATION

PROXY STATEMENT FOR THE
2002 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

        This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Edwards Lifesciences Corporation, a Delaware corporation (the "Company"), for use at the 2002 Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:00 a.m., Pacific Daylight Time, on May 8, 2002, at the corporate headquarters of the Company, located at One Edwards Way, Irvine, California 92614.

        The Board of Directors has fixed the close of business on March 18, 2002, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. On March 18, 2002, the Company had outstanding 59,501,335 shares of Common Stock. A list of stockholders of record entitled to vote at the Annual Meeting will be available for inspection by any stockholder, for any purpose germane to the meeting, during normal business hours, for a period of ten days prior to and including the date of the meeting, at the offices of the Company located at One Edwards Way, Irvine, California 92614.

        Whether or not you plan to attend the Annual Meeting, please vote in one of the following three ways:

  •
  complete, sign, date and mail your proxy card in the enclosed, postage-prepaid envelope;

  •
  call the toll-free number listed on the proxy card; or

  •
  access the Internet as indicated on the proxy card.

        The proxy holders appointed by the Company will vote your shares according to your instructions. If you return a properly signed and dated proxy card, but do not mark a choice on one or more items, your shares will be voted in accordance with the recommendation of the Board of Directors as set forth in this Proxy Statement. The proxy card gives authority to the proxy holders appointed by the Company to vote your shares in their discretion on any other matter properly presented at the Annual Meeting.

        You may revoke your proxy at any time prior to the Annual Meeting by delivering written notice of revocation to the Secretary of the Company, by submitting a subsequently dated proxy, by voting by telephone or via the Internet at a later time, or by attending the Annual Meeting and voting in person.

        This Proxy Statement is first being sent to stockholders on or about April 12, 2002.

Voting Information

        The presence at the Annual Meeting, in person or by proxy, of at least a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum to transact business at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

        Each stockholder is entitled to one vote per share on each proposal to be voted upon at the meeting. The affirmative vote of a plurality of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, is necessary for the election of directors. The affirmative vote of a majority of shares of Common Stock represented at the Annual Meeting, in person or by proxy, is necessary for the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for fiscal year 2002. Abstentions (or instructions to "withhold authority" as to the election of the director nominees) are counted as if they were votes against the proposal presented to stockholders. Shares for which there are broker non-votes on a matter, however, are not counted as votes cast either for or against a proposal and are not considered as being represented at the meeting for the purpose of determining the number of votes required for passage of a proposal.

        A stockholder may revoke his or her proxy at any time before it is actually voted at the Annual Meeting by delivering written notice or revocation to the Secretary of the Company, by submitting a subsequently dated proxy, by voting by telephone or via the Internet at a later time, or by attending the Annual Meeting and voting in person. If no direction is made on a proxy card, such shares will be voted FOR the election of the named nominees to serve as directors and FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for 2002. With respect to any other matter properly presented at the Annual Meeting, the proxy card gives authority to the proxy holders appointed by the Company to vote a stockholder's shares in their discretion.

Proxy Solicitation Costs

        Your proxy is solicited by the Board of Directors and its agents and the cost of solicitation will be paid by the Company. Officers, directors and regular employees of the Company, acting on its behalf, also may solicit proxies by telephone, facsimile transmission or personal interview. The Company will, at its expense, request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting materials to the beneficial owners of shares held of record by such persons.

        In addition, the Company has retained Georgeson Shareholder Communications Inc. to assist with the solicitation of proxies for a fee not to exceed $6,000, plus reimbursement of out-of-pocket expenses.

Deadline for Receipt of Stockholder Proposals for the 2003 Annual Meeting

        In order for a stockholder proposal to be considered for inclusion in the Company's Proxy Statement for the 2003 Annual Meeting of Stockholders, the written proposal must be received by the Secretary of the Company at the Company offices no later than December 13, 2002. The proposal must comply with the requirements of the proxy rules established by the Securities and Exchange Commission.

        If a stockholder intends to submit a proposal at the 2003 Annual Meeting of Stockholders, which is not eligible for inclusion in the Proxy Statement, the deadline for submitting the proposal is determined under the Company's bylaws, which state that the deadline is dependent upon the date of the 2003 Annual Meeting. If the date of the 2003 Annual Meeting is within 30 days of the anniversary date of the 2002 Annual Meeting of Stockholders, then the stockholder proposal must be in writing and received by the Secretary of the Company no earlier than January 28, 2003 and no later than February 24, 2003. If, however, the date of the 2003 Annual Meeting is more than 30 days before or after the anniversary date of the 2002 Annual Meeting, then the stockholder proposal must be in writing and received by the Secretary of the Company not later than the close of business on the 10th day following the day on which the notice of the date of the 2003 Annual Meeting is mailed or public disclosure of the date of the 2003 Annual Meeting is made, which ever occurs first. The stockholder's submission must include certain specified information concerning the proposal or nominee, as applicable, and information regarding the stockholder's ownership of the Company's Common Stock. Proposals not meeting the requirements will not be entertained at the 2003 Annual Meeting. Stockholders should contact the Secretary of the Company in writing at One Edwards Way, Irvine, California 92614 to make any submission or to obtain additional information as to the proper form and content of submissions.

PROPOSAL 1

ELECTION OF DIRECTORS

        The business of the Company is managed under the direction of the Board of Directors. The Board of Directors is presently comprised of six directors, divided into three classes. At the Annual Meeting, two directors will be elected to serve until the annual meeting in the year 2005, or until their successors are elected and qualified. The nominees for election as directors are identified below. Both nominees standing for election have indicated a willingness to serve if elected. However, if any nominee becomes unable to serve before the election, the shares represented by proxy may be voted for a substitute designated by the Board of Directors.

Nominees

        The following persons, if elected at the Annual Meeting, will serve as directors until the annual meeting in the year 2005, or until their successors are elected and qualified.

CLASS II DIRECTORS—TERM SCHEDULED TO EXPIRE IN 2005

        Mr. Philip M. Neal, age 61. Mr. Neal is Chairman of the Board and Chief Executive Officer of Avery Dennison Corporation, a Fortune 500 company that manufactures and markets a wide range of products for consumer and industrial markets, including Avery-brand office supplies and Fasson-brand self-adhesive materials. Mr. Neal joined Avery Dennison in 1974, and served as President and Chief Operating Officer from 1990 through April 1998. He was elected Chief Executive Officer in 1998 and appointed Chairman in 2000. In addition to being a director of Avery Dennison Corporation, Mr. Neal serves as a director of the Los Angeles Chamber of Commerce and the Los Angeles Music Center, a trustee of Pomona College and the California Institute of Technology, and a Member of the Board of Governors of Town Hall of California, California Business Roundtable and the Los Angeles Business Advisors.

        Mr. David E.I. Pyott, age 48. Mr. Pyott is Chairman of the Board, Chief Executive Officer and President of Allergan, Inc., a global health care company that provides eye care and specialty pharmaceutical products worldwide. Prior to joining Allergan in 1998, he was a division president and a member of the executive committee of Novartis AG, and before 1996 he held various positions with Sandoz International AG and Sandoz Nutrition Corporation. In addition to being a director of Allergan, Inc., he is a member of the board of directors of Avery Dennison Corporation and the California Healthcare Institute, serves on the Executive Board of the Pharmaceutical Research & Manufacturers of America and is on the Directors' Board of the University of California (Irvine) Graduate School of Management.

        The Board of Directors of the Company recommends votes FOR the election of both of the nominees for director.

Other Directors

        The following persons are currently directors of the Company whose terms will continue after the Annual Meeting.

CLASS III DIRECTORS—TERM SCHEDULED TO EXPIRE IN 2003

        Mr. Michael A. Mussallem, age 49. Mr. Mussallem is the Chairman of the Board and Chief Executive Officer of the Company. He joined Baxter International Inc. in 1979 and was Group Vice President of Baxter's CardioVascular business from 1994 to 2000 and Group Vice President of Baxter's Biopharmaceutical business from 1998 to 2000. Mr. Mussallem is also a director of World Heart Corporation.

        Mr. Mike R. Bowlin, age 59. Mr. Bowlin served as Chairman of the Board of Atlantic Richfield Company from 1995 to April 2000. He also served as its Chief Executive Officer from 1994 to April 2000. Between 1993 and 1998, he also served as its President. Atlantic Richfield Company and its subsidiaries, which merged with BP Amoco in 2000, were engaged in the worldwide exploration, development, production, transportation and refining of petroleum and natural gas. In addition to having served on the Board of Directors of Atlantic Richfield Company, he also serves as a director of Wells Fargo & Company and FMC Technologies, Inc.

CLASS I DIRECTORS—TERM SCHEDULED TO EXPIRE IN 2004

        Mr. Vernon R. Loucks Jr., age 67. Mr. Loucks served as a director of Baxter International Inc. from 1975 through December 1999, including as Chairman of the Board since 1987. He was Chief Executive Officer of Baxter from 1980 through 1998 and was first elected as an officer of Baxter in 1975. Mr. Loucks is also a director of Affymetrix Inc., Anheuser-Busch Companies, Inc., Emerson Electric Co., and GeneSoft, Inc.

        Ms. Corinne H. Lyle, age 42. Ms. Lyle is Vice President, Chief Financial Officer of Tularik Inc., a company involved in the discovery and development of drugs based on gene regulation. At Tularik, Ms. Lyle has had various responsibilities in the areas of finance, investor relations, information technology, strategic planning and business development. Prior to joining Tularik in October 1998, she was Executive Director—Health Care Group at Warburg Dillon Read LLC in San Francisco, an investment bank. From 1994 to 1996, she was Senior Vice President, Investment Banking—Health Care Group for PaineWebber, Inc. in Los Angeles.

Meetings

        During the fiscal year ended December 31, 2001, the Company's Board of Directors held seven meetings. Each incumbent director attended at least 75% of the meetings of the Board of Directors and any applicable committee held during the period of his or her tenure in fiscal 2001.

Committees

        To facilitate independent director review, and to make the most effective use of the directors' time and capabilities, the bylaws of the Company establish an Audit and Public Policy Committee and a Compensation and Planning Committee. The Board of Directors does not have a standing nominating committee; however, the Compensation and Planning Committee fills this role by annually recommending to the Board of Directors a slate of nominees to be proposed by the Board to the stockholders as nominees for election. The Board of Directors is permitted to establish other committees from time to time as it deems appropriate.

Audit and Public Policy Committee

        The responsibilities of the Audit and Public Policy Committee (the "Audit Committee") are included in its written charter, which is attached as Appendix A to this Proxy Statement. The Audit Committee reviews the scope of the audit by the independent auditors, inquires into the effectiveness of the Company's accounting and internal control functions, and recommends to the Board of Directors any changes in the appointment of independent auditors that the committee may deem to be in the best interests of the Company and its stockholders. The Audit Committee also assists the Board of Directors in establishing and monitoring compliance with the ethical business practice standards of the Company. The committee consists solely of directors who are independent of management. The Audit Committee held three meetings in 2001. Members of the Audit Committee are: Philip M. Neal (Chairperson), Corinne H. Lyle and David E.I. Pyott.

Compensation and Planning Committee

        The Compensation and Planning Committee (the "Compensation Committee") determines the compensation of executive officers and outside directors, exercises authority of the Board of Directors concerning employee benefit plans and advises the Board of Directors on other compensation and employee benefit matters. In addition, the Compensation Committee makes recommendations to the Board of Directors regarding candidates for election as directors of the Company. The Compensation Committee also advises the Board of Directors on board committee structure and membership and corporate governance matters. The Committee consists solely of directors who are independent of management. The Compensation Committee held five meetings in 2001. Members of the Compensation Committee are: Vernon R. Loucks Jr. (Chairperson), Mike R. Bowlin and David E.I. Pyott.

Compensation of Directors

        Cash compensation of non-employee directors consists of a $20,000 annual retainer. Chairpersons of committees receive an additional annual retainer of $5,000. Employee directors are not compensated separately for their Board or committee activities.

        In addition, to align the directors' interests more closely with the interest of the Company's stockholders, each non-employee director annually receives an option to purchase 10,000 shares of Common Stock under the Edwards Lifesciences Corporation Nonemployee Directors and Consultants Stock Incentive Program (the "Nonemployee Directors Program"). The annual options are granted on the day after the Company's annual meeting and become exercisable 50% per year over two years measured from the grant date. The exercise price of these options is the fair market value of the Common Stock on the grant date, as fair market value is defined in the Nonemployee Directors Program.

        In lieu of all or part of a director's annual cash retainer, the director may elect to receive an option to purchase shares of Common Stock under the Nonemployee Directors Program. If a director makes a timely election, the option will be granted on the date the cash retainer would otherwise be paid and the number of shares subject to the option will be equal to four times the amount of shares that could be purchased on the grant date with the amount of the director's cash retainer forgone to receive the option. The shares are fully vested on the grant date and the exercise price per share is the fair market value per share of the Common Stock on the date of grant, as fair market value is defined in the Nonemployee Directors Program.

        Upon a director's initial appointment or election to the Board, the director receives an initial one-time issuance of 5,000 shares of restricted Common Stock, which shares become vested 50% per year over two years measured from the grant date.

Stock Ownership Guidelines for Directors

        The Board of Directors has adopted stock ownership guidelines for directors, which guidelines are described in the Company's Corporate Governance Guidelines attached as Appendix B to this Proxy Statement.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        Upon recommendation of the Audit Committee, the Board of Directors of the Company has appointed PricewaterhouseCoopers LLP as independent auditors for the Company for the fiscal year ending December 31, 2002. The Board requests that the stockholders ratify the appointment. If the stockholders do not ratify the appointment, the Board of Directors will consider the selection of another public accounting firm for 2002 and future years.

        One or more representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting. They will have an opportunity to make a statement if they so desire, and they will be available to answer questions.

        The Board of Directors of the Company recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the Company for 2002.

REPORT OF THE AUDIT AND PUBLIC POLICY COMMITTEE

        The Audit and Public Policy Committee of the Board of Directors (the "Committee") is comprised of three directors, each of whom meets the independence and experience requirements of the New York Stock Exchange. The Committee operates under a written charter adopted by the Board, a copy of which is attached as Appendix A to this Proxy Statement.

        Management is responsible for the Company's internal controls, financial reporting process, and compliance with laws, regulations and ethical business practices. The Company's independent auditors, PricewaterhouseCoopers LLP, are responsible for performing an independent audit of the Company's consolidated financial statements in conformity with accounting principles generally accepted in the United States of America and to issue a report thereon. The Committee's responsibility is to monitor and oversee these processes.

        In fulfilling our oversight responsibilities, we have reviewed and discussed with management the Company's consolidated financial statements as of and for the fiscal year ended December 31, 2001. We have discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. We have received and reviewed the written disclosures and the letter from the independent public accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and have discussed with the independent accountants their independence.

        Based on the reviews and discussions referred to above, and relying thereon, we recommend to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K.

  The Audit and Public Policy Committee:
  Philip M. Neal (Chairperson)
  Corinne H. Lyle
  David E.I. Pyott

FEES PAID TO PRINCIPAL ACCOUNTANTS

        During 2001, the Company retained its principal accountants, PricewaterhouseCoopers LLP, to provide services in the following categories and amounts:

Audit Fees	$898,000
Financial Information Systems Design and Implementation Fees	$360,000
All Other Fees	$1,541,000

        The Audit and Public Policy Committee has considered the compatibility of the non-audit services provided by PricewaterhouseCoopers LLP with their independence.

REPORT OF THE COMPENSATION AND PLANNING COMMITTEE

        The Compensation and Planning Committee of the Board of Directors (the "Committee") is comprised of three independent, non-employee directors, who have no "interlocking" relationships as defined by the Securities and Exchange Commission. The Committee establishes and administers the executive compensation programs of the Company. In determining the appropriate compensation for the executive officers, including the named executive officers, the Committee relies on input from leading compensation consultants and also reviews the recommendations of management. The Committee has provided the following report on executive compensation for inclusion in this Proxy Statement.

        Compensation Philosophy For Executive Officers.    The Company's philosophy is to provide compensation programs and opportunities that support the Company's business objectives and values. The components of total compensation are structured to be competitive with other companies of similar focus and size. These companies are reported in surveys whose participants include many companies in the Fortune 500 as well as other companies with which the Company and its subsidiaries compete for executive talent.

        The companies chosen for the comparator group used for compensation purposes generally are not the same companies that comprise the published industry index in the Performance Graph included in this Proxy Statement. The Committee believes that the Company's most direct competitors for executive talent are not necessarily all of the companies that would be included in the published industry index established for comparing stockholder returns.

        Our philosophy is intended to assist the Company in attracting, retaining and motivating executives with superior leadership and management abilities. Consistent with this philosophy, a total compensation package is determined for each officer, including Mr. Mussallem, consisting primarily of base salary, annual incentives, stock options and benefits. Each of these key components of pay is addressed separately below. In determining each component of compensation, the Committee considers all elements of an executive's total compensation package. The proportions of these components of compensation will vary among the officers depending upon their levels of responsibility, but generally a significant amount of pay for executive officers should be comprised of long-term, at-risk pay to focus management on the long-term interest of stockholders.

  Compensation Elements.

        Base Salaries.    The Committee regularly reviews each executive officer's base salary. Base salaries comprise approximately one-third of the value of executive compensation. Base salaries are targeted at the 50th percentile of salaries of executive officers in comparator companies and are adjusted by the Committee to recognize varying levels of responsibility, prior experience, and breadth of knowledge, as well as internal equity issues and external pay practices.

        Increases to base salaries are driven primarily by individual performance. Individual performance is evaluated based on sustained levels of individual contribution to the Company.

        Annual Incentives.    The Company has implemented the 2001 Edwards Incentive Plan ("EIP"). The EIP promotes the Company's pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash bonuses to achieve corporate financial, operational, and individual performance goals. Annual incentive opportunities allow the Company to focus key executives on specific goals that are of primary importance during the coming year and motivate them to achieve these goals.

        For 2001, the Committee established corporate financial and operational goals relating to each executive officer's bonus opportunity. A subjective evaluation of individual performance can result in an adjustment of the award.

        Corporate financial goals were based on three measures: net income (50% weighting), free cash flow (25% weighting) and revenue growth (25% weighting). Free cash flow is defined as cash flow from operations less capital expenditures. Revenue growth assumes constant foreign exchange and excludes divested businesses. Executive officers earned bonuses based on the levels of achievement of the pre-established financial goals. In addition to the corporate financial goals, there were five corporate operational goals, referred to as Key Operating Drivers ("KODs"), for 2001 that could act as a multiplier on actual bonuses earned. If all five KODs were achieved (in addition to 100% of the corporate financial goals), an executive officer would have the ability to earn 150% of his or her target annual incentive. If three KODs were achieved (in addition to 100% of the corporate financial goals), the executive would have the ability to earn 100% of his or her target annual incentive. If less than three of the five KODs were achieved, the target annual incentive award would be less than 100%. Target payouts could be further modified by individual officer performance management objectives (PMOs) up to an overall maximum of 200% payout. The five KODs for 2001 were: execute growth opportunities to add a targeted level in projected sales; reduce complaints by targeted amounts on certain identified products; attain a specified on-time achievement level of key research and development milestones; implement defined manufacturing cost savings; and achieve a specific heart valve therapy sales goal. Four out of five KODs were achieved in 2001.

        Total cash compensation targets are set between the 50th and 75th percentile of the market data for comparator companies. Targets are considered by the Committee to be achievable, but require above-average performance from each of the executives. Compensation may be adjusted above or below the target based upon attainment of KODs and Company financial performance, and may be further modified by individual performance.

        Long-Term Incentives.    In 2000, the Company implemented the Long-Term Stock Incentive Compensation Program ("LTSICP"). Pursuant to the LTSICP, the Company has the ability to grant various long-term incentive awards such as nonqualified and incentive stock options, restricted stock, performance units and performance shares. Stock options were the only type of long-term incentive award granted under the LTSICP in 2001.

        The LTSICP is designed to promote success and enhance the value of the Company by linking participants' interests more closely to those of the Company's stockholders and by providing participants with an incentive for excellence. In keeping with the Company's commitment to provide a total compensation package that favors at-risk components of pay, long-term incentives comprise approximately 50% of the value of an executive officer's total compensation package.

        When awarding long-term incentives, the Committee considers executive officers' levels of responsibility, prior experience, ability to influence long-term results of the Company, individual performance criteria, and compensation practices at comparator companies.

        Stock Options.    Under the LTSICP, stock options are granted at an option price not less than the fair market value of the Common Stock on the date of the grant, as fair market value is defined under the LTSICP. As such, stock options have value only if the stock price of the Common Stock appreciates from the date the options are granted. This design focuses executives on the creation of stockholder value over the long term and encourages equity ownership in the Company. Stock options are used as the primary long-term incentive vehicle.

        The size of stock option grants under the LTSICP is based primarily on competitive practice at the comparator companies. The size of the award can be adjusted based on individual factors. Because of the size of the options granted in 2000 to executive officers, including the named executive officers, in conjunction with the spin-off from Baxter International Inc., there were no annual grants in 2001. However, Messrs. Ballester and Bentcover were granted stock options during 2001 in connection with the assignment of increased responsibilities. The Company's stock options become fully exercisable three years from the date of grant and have a ten-year term.

        Certain officers, including named executive officers, received options in 2001 under the Company's Executive Option Plan if they elected to forego a portion of their pre-tax compensation for 2001. Under the Executive Option Plan, executive officers and certain other key employees may be granted options to acquire shares of mutual funds or the Company's Common Stock in lieu of pre-tax compensation.

        Compensation of the Chief Executive Officer.    Mr. Mussallem's base salary was set at $600,000 for 2001 (effective March 31, 2001). In determining Mr. Mussallem's base salary for 2001, the Committee considered Mr. Mussallem's performance as Chief Executive Officer of the Company. The Committee chose to set Mr. Mussallem's base salary at a level that is fully competitive with market levels. Coincident with this, the Committee also decided, as explained in greater detail below, to provide Mr. Mussallem with enhanced incentive opportunities to reinforce his critical role in leading the Company and in building confidence in the new organization.

        Under the EIP, Mr. Mussallem was paid an annual incentive award of $829,642 in connection with 2001 performance, recognizing his continued, significant value to the Company. Mr. Mussallem's bonus is in line with annual incentive compensation paid other executives at similarly performing comparator companies.

        On April 3, 2001, Mr. Mussallem received an option to purchase 5,301 shares of Common Stock with an exercise price equal to the fair market value of the Common Stock on the date of grant, as fair market value is defined under the LTSICP. This grant was pursuant to a program designed at the spin-off to facilitate the transition of certain longer service salaried exempt employees out of Baxter's pension plan by annually offering so called "transition options" to purchase the Company's Common Stock until the earlier of the employee's termination of employment or the date on which the employee reaches age 65.

        Because Mr. Mussallem, along with other executive officers, received a two-year option grant in 2000 in conjunction with the spin-off from Baxter, he did not receive an annual grant in 2001.

        Policy Regarding Section 162(m).    Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers named in the Proxy Statement to $1 million, unless certain requirements are met. The Committee has considered the impact of this tax code provision. The Company attempts, to the extent practical, to implement compensation policies and practices that maximize the benefit of tax laws for the Company's stockholders by seeking performance- based exemptions under the tax laws.

        We will continue to monitor the effectiveness of the Company's total compensation program to meet the needs of the Company.

  The Compensation and Planning Committee:
  Vernon R. Loucks Jr. (Chairperson)
  Mike R. Bowlin
  David E.I. Pyott

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

        The following table sets forth a summary, for the years ended December 31, 1999, 2000 and 2001, of the compensation of the Chief Executive Officer and the four other most highly compensated executive officers of the Company serving as executive officers at the end of 2001. The five individuals identified in the Summary Compensation Table are referred as the "named executive officers" throughout this Proxy Statement. The table includes the compensation earned by the named executive officers as employees of Baxter International Inc. or its subsidiaries through March 31, 2000, and as employees of the Company thereafter.

SUMMARY COMPENSATION TABLE

Long-Term Compensation
					Awards			Payouts
Annual Compensation
					Restricted Stock Award(s) (3)		Securities Underlying Options/SARs (#)(4)
Name and Principal Position	Year	Salary (1)	Bonus (1)	Other Annual Compensation (2)				LTIP Payouts (5)	All Other Compensation (6)
Michael A. Mussallem Chairman of the Board and Chief Executive Officer	2001 2000 1999	$590,913 498,077 410,000	$829,642 550,000 341,000	$37,399 74,522 10,049		— — —	5,301 752,198 239,508	$ — 1,103,875 329,766	$46,474 116,634 20,388
Stuart L. Foster Corporate Vice President, Technology and Discovery	2001 2000 1999	301,923 269,231 236,231	272,003 210,600 72,000	— 63 —		— — —	— 319,668 102,576	— 441,550 188,438	21,114 13,628 9,427
Anita B. Bessler Corporate Vice President, Franchise Management	2001 2000 1999	278,269 254,615 237,442	232,786 165,240 43,200	— 63 —		— — —	— 269,668 102,576	— 441,550 118,438	20,466 12,647 9,062
Bruce J. Bentcover(7) Corporate Vice President, Chief Financial Officer and Treasurer	2001 2000 1999	283,654 254,808 —	215,719 162,000 —	111,328 32,981 —	$	— 130,641 —	30,000 130,250 —	— — —	22,746 66,220 —
Andre-Michel Ballester Corporate Vice President, Europe and Intercontinental	2001 2000 1999	259,148 239,878 181,990	162,735 125,022 80,820	151,042 — —		— — —	20,000 171,927 61,546	— 264,930 113,063	57,346 101,408 44,224

(1)	Includes salary forgone in exchange for options issued under the Company's Executive Option Plan as follows: Ms. Bessler—$13,913, of which $2,086 was attributed to options to purchase shares of the Company's Common Stock (see "Option Grants in Last Fiscal Year" table); and Mr. Bentcover—$28,365. Includes bonus forgone in exchange for options issued under the Company's Executive Option Plan as follows: Mr. Mussallem—$414,821; Mr. Foster—$136,001; and Mr. Bentcover—$107,859. For more information on the Executive Option Plan, please see the description on page 14.

Compensation for 1999 and the first three months of 2000 was determined solely by Baxter and was for services rendered by the named individuals prior to the date of the spin-off of the Company from Baxter. The services rendered to Baxter were, in many cases, in capacities not comparable to the positions currently held by those individuals with the Company.
(2)
Amounts shown for 2001 represent reimbursement for the payment of taxes and, for Messrs. Bentcover and Ballester, also include certain perquisites, of which the following amounts are reimbursement of relocation expenses: Mr. Bentcover—$70,220, and Mr. Ballester—$151,042. Amounts shown for 2000 and 1999 only represent reimbursement for the payment of taxes.
(3)	Amount shown reflects Mr. Bentcover's receipt on March 31, 2000 of 2,084 restricted shares of Baxter common stock multiplied by $62.6875, the closing price of Baxter common stock on such date.
(4)	No Stock Appreciation Rights (SARs) were granted by Baxter or the Company in 1999, 2000, or 2001.

The stock options shown in this column for 2000 and 2001 are options to purchase Common Stock of the Company granted under the Company's Long-Term Stock Incentive Compensation Program. The stock options shown in this column for 1999 represent options to purchase Baxter common stock. The 1999 options include supplemental stock options granted pursuant to Baxter's 1998 Supplemental Incentive Plan and options granted pursuant to Baxter's Shared Investment Plan during which Baxter's senior management team collectively purchased over three million shares of Baxter common stock through personal full-recourse loans to exercise options to purchase Baxter common stock on May 3, 1999. The amounts shown reflect adjustments made by Baxter in connection with the spin-off of the Company and resulting from a two-for-one stock split of Baxter's common stock in 2001.
(5)
Amounts shown represent the market value of earned restricted stock which vested under Baxter's Long-Term Incentive Plan on December 31 of the applicable year. The vested shares shown for 1999 were earned as of December 31, 1998 and the vested shares shown for 2000 were earned as of December 31, 1999.
(6)	"All Other Compensation" includes the following amounts paid by the Company for the fiscal year ended December 31, 2001:
Type of Compensation	Mr. Mussallem	Mr. Foster	Ms. Bessler		Mr. Bentcover	Mr. Ballester
401(k) or Retirement Plan Company Contribution*	$6,800	$6,800	$6,800		$6,800	$57,346
Executive Option Plan Company Contribution	$38,450	$13,724	$13,047	**	$15,310	—
Payment of Insurance Premiums	$1,224	$590	$619		$636	—

*	Amounts for Messrs. Mussallem, Foster and Bentcover and Ms. Bessler reflect the Company's matching contribution to the 401(k) plan. The amount for Mr. Ballester, a resident of Switzerland, reflects the amount contributed by the Company to private retirement arrangements that supplement the Swiss social security program.
**
Includes approximately $1,956 attributed to options to purchase shares of the Company's Common Stock granted under the Company's Executive Option Plan (see "Option Grants in Last Fiscal Year" table). For more information on the Executive Option Plan, please see the description on page 14.

The amounts for Mr. Ballester for 1999 and 2000 reflect reimbursement for relocation expenses, and for 2000 also includes $27,984, which was contributed by the Company beginning in April 2000 to private retirement arrangements that supplement the Swiss social security program. Prior to April 2000 contributions to retirement plans were made by Baxter, and such information is not available.
(7)	As Mr. Bentcover joined the Company in January 2000, he had no reportable compensation from the Company in 1999.

Stock Options Granted in 2001

        The following table contains information concerning the stock options granted to named executive officers during the 2001 fiscal year. No stock appreciation rights were granted to the named executive officers during fiscal 2001.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
			Percent of Total Options/SARs Granted to Employees in Fiscal Year(3)
	Number of Securities Underlying Options/SARs Granted (#)							Potential Realizable Value At Assumed Rates of Stock Price Appreciation for Option Term(4)
					Exercise or Base Price ($/share)	Market Price on Date of Grant
Name							Expiration Date
								0%		5%	10%
Michael A. Mussallem	5,301	(1)	0.50%		$18.40	$18.40	4/3/11		—	$61,341	$155,451
Stuart L. Foster	—		—		—	—	—		—	—	—
Anita B. Bessler	1,369 502 124 162 110	(1) (2) (2) (2) (2)	0.13 0.05 0.01 0.02 0.01	% % % % %	18.40 4.90 6.35 5.89 6.91	18.40 19.60 25.39 23.54 27.63	4/3/11 3/30/11 6/29/11 9/28/11 12/31/11	$	— 7,379 2,361 2,859 2,279	15,842 13,567 4,341 5,258 4,191	40,146 23,061 7,379 8,938 7,123
Bruce J. Bentcover	30,000	(1)	2.84%		26.64	26.64	7/12/11		—	502,613	1,273,719
Andre-Michel Ballester	20,000	(1)	1.89%		26.64	26.64	7/12/11		—	335,075	849,146

(1)
Options to acquire Common Stock granted under the Company's Long-Term Stock Incentive Compensation Program. The options become exercisable in two installments, 30% after two years of employment and the remainder after three years of employment following the grant date. The options have a ten-year term, but may terminate prior to their expiration date upon the officer's termination of employment with the Company.

(2)
Options to acquire Common Stock granted under the Company's Executive Option Plan, pursuant to which an officer may forego compensation in exchange for an option to purchase shares of Common Stock. The options become exercisable in full on the six-month anniversary of the grant date. The options have a ten-year term, but may terminate prior to their expiration date upon the officer's termination of employment with the Company. For more information on the Executive Option Plan, please see the description on page 14.

(3)
In 2001, the Company granted employees options to purchase an aggregate of approximately 1,058,185 shares of Common Stock.

(4)
Potential realizable values are calculated net of option exercise price but before taxes associated with the option exercise. The assumed rates of stock appreciation are set by the rules of the Securities and Exchange Commission governing proxy statement disclosure and are not intended to forecast the future appreciation of the Common Stock subject to the options.

AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL
YEAR AND FY-END OPTION/SAR VALUES

        The following table provides information regarding outstanding options to purchase shares of the Company's Common Stock held by the named executive officers at the end of 2001. None of the named executive officers exercised options during 2001. No stock appreciation rights were held by the named executive officers at the end of such year.

	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#)		Value of Unexercised In-The-Money Options/SARs at Fiscal Year-End (1)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
Michael A. Mussallem	281,948	475,551	$4,413,872	$6,517,217
Stuart L. Foster	129,418	190,250	2,061,215	2,616,889
Anita B. Bessler	130,044	141,891	2,065,524	1,942,438
Bruce J. Bentcover	—	160,250	—	1,821,289
Andre-Michel Ballester	76,726	115,201	1,222,000	1,306,249

(1)
The dollar amounts shown represent the number of shares under exercisable and unexercisable options to purchase shares of the Company's Common Stock, respectively, which had an exercise price below the closing price of the Common Stock on December 31, 2001, which was $27.63 per share, multiplied by the difference between that price and the exercise price of the options to purchase Common Stock.

Change in Control Severance Agreements

        The Company has entered into change in control agreements with executive officers of the Company, including all of the named executive officers. Each agreement provides that the officer will be entitled to severance benefits following a change in control of the Company (as defined in the agreement) and the executive officer's subsequent involuntary termination or constructive termination. A qualifying termination must occur within 24 months of a change in control for benefits to be paid. Mr. Mussallem will be permitted to terminate his employment voluntarily at any time during the thirteenth month following a change in control and collect full severance benefits. Each agreement has an initial three-year term and will thereafter automatically extend for one year on each anniversary of the effective date of the agreement, unless the Company notifies the executive officer in writing that the term of the agreement will not be extended.

        Each agreement provides change in control severance benefits equal to three years of the officer's base pay plus annual bonus. In addition, change in control benefits would include a pro rata bonus payment in the year of termination, three years continuation of medical and dental coverage, and accelerated vesting of all outstanding long-term incentive awards (as governed under the provisions of the Company's Long-Term Stock Incentive Compensation Program).

        If any payments would be subject to an excise tax under the Internal Revenue Code, the Company will pay an additional gross-up amount for any excise tax and federal, state and local income taxes, such that the net amount of the payments would be equal to the net payments after income taxes had the excise and resulting gross-up not been imposed.

Employment Agreement with the Chief Executive Officer

        The Company has entered into an employment agreement with its Chief Executive Officer, Michael A. Mussallem. The agreement has a term of three years, with automatic one-year renewals after two years. The agreement sets forth the general principles of Mr. Mussallem's compensation and benefits arrangements. The agreement provides that if the Company terminates Mr. Mussallem for "cause" as defined in the employment agreement, he will be entitled to his base salary through the date of termination and all vested benefits. If Mr. Mussallem is involuntarily terminated by the Company without "cause" as defined in the employment agreement, the Company is required to pay or provide Mr. Mussallem his unpaid base salary and accrued vacation through the date of termination; a pro rata portion of his annual target bonus for the period served; two times the sum of (1) his annualized base salary and (2) the greater of his target annual bonus for the year he is terminated or his actual annual bonus for the prior year; and 24 months of continued medical and dental coverage. The agreement also provides for an interest-free note to purchase a primary residence, which note was entered into in December 2001 (see "Related Party Transactions"). The agreement also contains non-disclosure, non-solicitation and non-disparagement obligations of Mr. Mussallem.

Stock Ownership Guidelines for Executive Officers

        To create additional owner commitment and behavior, and to emphasize stockholder value creation, the Company has implemented stock ownership guidelines for its executive officers. Guidelines are to be met within five years of implementation and target three times base salary for all corporate officers except Mr. Mussallem, whose guideline is six times base salary. Stock that will count toward meeting the guidelines include the value of shares held outright (including in a 401(k) Plan or Employee Stock Purchase Plan) and 25% of the value of vested, in-the-money stock options.

Executive Option Plan

        Effective for participation beginning on January 1, 2001, the Company adopted the Edwards Lifesciences Corporation Executive Option Plan, a non-qualified stock option plan for the benefit of executive officers and other key employees. The plan permits participants to receive options to purchase shares of mutual funds or Common Stock of the Company in lieu of all or a portion of their compensation from the Company.

        In general, each plan participant receives an option to purchase securities with a grant date value of one and one-third dollars for every dollar of his or her compensation forgone, including any Company contributions, and an exercise price equal to one quarter of the fair market value of the underlying securities on the grant date. For example, a participant who elects to receive a plan option in lieu of $30,000 of compensation, including any Company contributions, would receive an option to purchase securities worth $40,000 on the date the option is granted. The exercise price for the option would be $10,000.

        Options generally become exercisable on the six-month anniversary of the grant date and have a term of ten years. Options may terminate before the end of the ten-year term, upon the optionee's termination of service with the Company.

Transition Options for Salaried Exempt Employees

        The Company is facilitating the transition of certain longer service salaried exempt employees out of Baxter's pension plan as a result of the spin-off from Baxter by granting additional stock options to salaried exempt employees, including the named executive officers, who meet specific age and service criteria. Eligible employees receive annual grants until the earlier of when the employee reaches age 65 or terminates employment with the Company. The number of shares under an option is determined pursuant to a formula based on certain factors, including the employee's number of "points" under the

Baxter pension plan and the employee's current eligible compensation. The options have a ten-year term and become exercisable in full over a period of three years. The following named executive officers received transition options effective on April 3, 2001: Michael A. Mussallem (5,301 shares) and Anita B. Bessler (1,369 shares).

Executive Officers

        Set forth below are the names and ages of each of the executive officers of the Company, their positions held with the Company, and summaries of their backgrounds and business experience. Unless otherwise noted, each of the executive officers has held his or her positions with the Company since the Company's spin-off from Baxter.

        Michael A. Mussallem, age 49. Mr. Mussallem is the Chairman of the Board and Chief Executive Officer of the Company. Mr. Mussallem joined Baxter in 1979 and was the Group Vice President of its CardioVascular Business from 1994 to 2000 and Group Vice President of Baxter's Biopharmaceutical business from 1998 to 2000. During his tenure at Baxter, Mr. Mussallem held a variety of positions with increasing responsibility in engineering, product development and senior management. He was appointed General Manager of Access Products in 1984, Vice President and General Manager of Pharmaceuticals in 1986, President of the Perfusion Products business in 1988 and President of the Critical Care business in 1993. In 1994, Mr. Mussallem was named Group Vice President for Baxter's Surgical Group. From 1996 until 1998, he was the Chairman of Baxter's Asia Board, overseeing Baxter's operations throughout Asia. Mr. Mussallem received his Bachelor of Science degree in chemical engineering from Rose-Hulman Institute of Technology and was conferred an honorary doctorate by his alma mater in 1999.

        Andre-Michel Ballester, age 43. Mr. Ballester is Corporate Vice President, Europe and Intercontinental for the Company. Mr. Ballester joined Baxter in 1984 as a Production Supervisor for Baxter Belgium and subsequently became Operations Manager for Baxter France. In 1989, he left Baxter to become General Manager of a consumer electronics company, Prestinox International. Mr. Ballester returned to Baxter in 1992 as Director of European Sales and Marketing for the Critical Care division of Baxter's CardioVascular Group; he was appointed Vice President of Marketing in 1995 and later assumed responsibility for the Critical Care division's global marketing and business development activities, and served as President of Baxter's CardioVascular Group Europe and as Chairman of Baxter France. From 2000 to 2001, he served as Corporate Vice President, Europe for the Company. He holds a Master of Science degree in chemical engineering from the Ecole Centrale Lille in France and an MBA from INSEAD, Fontainebleau, France.

        Bruce J. Bentcover, age 47. Mr. Bentcover is Corporate Vice President, Chief Financial Officer and Treasurer of the Company. Mr. Bentcover joined Baxter's CardioVascular Group in January 2000. From 1997 through 1998, Mr. Bentcover was Chief Operating and Financial Officer of the Women's Healthcare Management Group, a private physician practice management company that he co-founded. He had been Senior Vice President and Chief Financial Officer of Resort Condominiums International; Vice President—Finance and Treasurer of Hallmark Cards Inc.; Vice President and Treasurer and then Vice President—Controller of Ecolab Inc. Mr. Bentcover earned his Bachelor of Arts degree in political science from Eastern Illinois University and received his MBA from the University of Chicago.

        Anita B. Bessler, age 54. Ms. Bessler is Corporate Vice President, Global Franchise Management of the Company. From 2000 to 2001, she served as Corporate Vice President, Cardiac Surgery of the Company. Ms. Bessler joined Baxter in 1988 as Vice President and General Manager of Sales and Marketing for Baxter's Hyland division. Prior to her tenure with Baxter, from 1986 until 1988 she was Senior Executive Vice President with the USV/Armour Pharmaceutical Division of Rhone Poulenc Rohrer. From 1976 until 1986, Ms. Bessler held senior management positions with Revlon's Healthcare Group. She is a graduate of Indiana University, where she earned a Bachelor of Science degree in marketing and economics.

        Stuart L. Foster, age 51. Mr. Foster is Corporate Vice President, Technology and Discovery of the Company. Mr. Foster joined Baxter's CardioVascular Group in 1994 as President of the Vascular business. In 1997, his responsibilities increased to include global oversight responsibilities for the Critical Care business. He also was responsible for all international operations of the CardioVascular business and led the CardioVascular business' Technology Innovation Team. From 2000 to 2001 he served as Corporate Vice President, Global Operations for the Company. In 2001 he assumed his current role which includes management of Research & Development, Discovery and Operations. Prior to joining Baxter, Mr. Foster was Chief Executive Officer and President of Intramed Laboratories, which was acquired by Baxter in 1994. Prior to that, he was an executive with SensorMedics Corporation, a medical device company that he co-founded. Mr. Foster received his Bachelor of Science degree in biomedical engineering from Rensselaer Polytechnic Institute and earned his master's degree from the University of Southern California.

        Bruce P. Garren, age 55. Mr. Garren is Corporate Vice President, General Counsel and Secretary of the Company. Mr. Garren joined Baxter's CardioVascular Group in February 2000. Previously, he was Senior Vice President—General Counsel for Safeskin Corporation, a manufacturer of latex and synthetic gloves for the healthcare and scientific markets. From 1985 to 1998, he was employed by Tambrands Inc., a medical device manufacturer. He served in various legal counsel positions at Tambrands, becoming Vice President—Group Counsel in 1991 and Vice President—General Counsel in 1996. Mr. Garren was an Associate with the law firm of Arnold & Porter in Washington, D.C. from 1980 to 1985. He received his undergraduate degree from Antioch College and his law degree from Cornell Law School.

        John H. Kehl, Jr., age 48. Mr. Kehl is Corporate Vice President, Strategy and Business Development of the Company. Mr. Kehl held various positions of increasing responsibility at Baxter since joining its Treasury department in 1975. In 1980, he was promoted to Manager of Investor Relations and Communications and, in 1985, assumed responsibility for directing all aspects of Baxter's external communications. Mr. Kehl was appointed Vice President, Controller for Baxter's CardioVascular business in 1988 with responsibility for finance, information systems and business planning. He became Vice President of Business Development in 1995. Mr. Kehl also has served on Baxter's Japan Board. He earned his Bachelor of Arts degree in business and economics from Loras College and received his MBA from Loyola University in Chicago.

        J. Randall Nelson, age 49. Mr. Nelson joined the Company in July 2001 as its Corporate Vice President, North America. Beginning in 2000, he was President and Chief Executive Officer of Equidyne Corporation and, in August 2000, also became Chairman of the Board. From 1998 to 1999 he was President and Chief Executive Officer of LXN Corporation. Equidyne Corporation and LXN Corporation are both San Diego-based medical device firms. Before that, he held various sales, marketing and product planning positions during 20 years with Eli Lilly and Company, including responsibility for U.S. marketing efforts for the Diabetes Care business. He earned his bachelor's degree in pharmacology from Samford University in Alabama and was granted a doctor of pharmacy degree in Tennessee.

        Robert C. Reindl, age 47. Mr. Reindl is Corporate Vice President, Human Resources of the Company. From 1993 through 1995, Mr. Reindl was Director of Baxter's Institute for Training and Development, and from 1995 through 1997, he was Vice President of Baxter's Institute for Training and Development. In 1997, he became Vice President, Human Resources, for Baxter's CardioVascular Business. From 1987 until 1993, Mr. Reindl was a manager with Arthur Andersen & Co., where he consulted internally on a variety of human resource and organizational development issues, as well as designed training programs focusing on time management, communication, team-building and interviewing. Prior to this, he was a communications instructor at Marietta College and Ohio University. Mr. Reindl earned his Bachelor of Science degree in communication from the University of Wisconsin—Stevens Point and his master's degree from Bowling Green State University in Ohio.

        Huimin Wang, M.D., age 45. Dr. Wang is Corporate Vice President, Japan. In addition to his responsibilities with the Company, Dr. Wang is a representative director of Baxter Limited, a Japan corporation. Dr. Wang joined Baxter in 1993 and served as a Senior Manager of strategy development and, later, Director of product/therapy for Baxter's Renal division in Japan. In 1997, he became President of Medical Systems and Devices, responsible for both the CardioVascular and Intravenous Systems businesses in Japan. Prior to joining Baxter, Dr. Wang was a Senior Associate with Booz, Allen & Hamilton in Chicago, specializing in strategy development, organizational change, operations improvement and mergers and acquisitions for health care providers. From 1990 until 1991, he was Vice President of Integrated Strategies Inc., a consulting and venture management firm he co-founded. He also was an Associate with McKinsey & Company. From 1981 until 1986, Dr. Wang was a Resident and Staff Physician in anesthesiology at Keio University Hospital in Tokyo. Dr. Wang earned his Doctor of Medicine degree from Kagoshima University in Japan, and his MBA from the University of Chicago.

        Randel W. Woodgrift, age 40. Mr. Woodgrift is Corporate Vice President, Manufacturing Operations of the Company. Since joining Baxter in 1983, Mr. Woodgrift has held positions of increasing responsibility in research and development and manufacturing and operations, including management of the Puerto Rico operation of Baxter's CardioVascular Group. From 1990 to 1993, Mr. Woodgrift held Director positions in U.S. operations and established Baxter's first plant in Mexico. From 1994 to 1997, he was Vice President, Heart Valve Operations for the United States and Europe. In 1997, his responsibilities were expanded to include all CardioVascular's European plants. In 1998, Mr. Woodgrift assumed responsibility for all CardioVascular manufacturing, logistics, facilities, environmental and health and safety functions. In 1999, he initiated CardioVascular's first operations in the Dominican Republic. Mr. Woodgrift earned his Bachelor of Science degree in mechanical engineering from California Polytechnic State University, San Luis Obispo, a biomedical engineering certification from the University of California—Irvine, and an MBA from Pepperdine University.

RELATED PARTY TRANSACTIONS

        On December 11, 2001, the Company loaned Mr. Mussallem $2,508,000 to purchase his principal residence. The loan is secured with a first deed of trust on that residence. The loan currently does not bear interest and has a five-year term. The loan will become due and payable before the expiration of the five-year term upon the occurrence of certain events, such as Mr. Mussallem's termination of employment, except that a termination after a change in control would not accelerate the repayment obligation. This secured promissory note with Mr. Mussallem was made in accordance with the terms of his employment agreement with the Company dated as of December 1, 2000. See "Employment Agreement with the Chief Executive Officer."

        On September 18, 2001, Mr. Nelson entered into a six-month secured promissory note with Cendant Mobility Services Corporation ("Cendant") in the amount of $790,000, which funds were used to purchase his principal residence. Cendant has agreed to extend the term of the note until June 18, 2002. Cendant administers the Company's relocation benefits, and the Company is required to pay Cendant if Mr. Nelson does not repay the note.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of January 31, 2002 by:

  •
  Each stockholder known by the Company to own beneficially more than 5% of the Common Stock;
  •
  Each of the named executive officers;
  •
  Each of the Company's directors; and
  •
  All of the Company's directors and executive officers as a group.

        The number of shares subject to options that each beneficial owner has the right to acquire on or before April 1, 2002, is listed separately under the column "Number of Shares Underlying Options." These shares are not deemed exercisable for purposes of computing the beneficial ownership of any other person. Percent of beneficial ownership is based upon 59,501,335 shares of the Company's Common Stock outstanding as of March 18, 2002. The address for those individuals for which an address is not otherwise provided is c/o Edwards Lifesciences Corporation, One Edwards Way, Irvine, California 92614. Unless otherwise listed, the Company believes that the stockholders listed have sole voting and investment power with respect to all shares, subject to applicable community property laws.

Name and Address	Number of Outstanding Shares Beneficially Owned	Number of Shares Underlying Options	Total Shares Beneficially Owned	Percentage of Class
Principal Stockholders:
Harris Associates L.P.(1) Harris Associates Inc. Two North LaSalle Street, Suite 800 Chicago, IL 60602-3790	4,176,828	—	4,176,828	7.02%
Cramer Rosenthal McGlynn, LLC(2) 707 Westchester Avenue White Plains, NY 10604	3,463,072	—	3,463,072	5.82%
Wellington Management Company, LLP(3) 75 State Street Boston, Massachusetts 02109	6,297,143	—	6,297,143	10.58%
Executive Officers and Directors:
Michael A. Mussallem	63,426	281,948	345,374	—	*
Stuart L. Foster	11,215	129,418	140,633	—	*
Bruce J. Bentcover	2,176	—	2,176	—	*
Anita B. Bessler	14,897	130,206	145,103	—	*
Andre-Michel Ballester	7,818	106,677	114,495	—	*
Mike R. Bowlin	5,000	6,274	11,274	—	*
Vernon R. Loucks Jr.	5,000	6,274	11,274	—	*
Corinne H. Lyle	5,000	3,034	8,034	—	*
Philip M. Neal	5,000	6,274	11,274	—	*
David E.I. Pyott	5,000	6,274	11,274	—	*
All Directors and Executive Officers as a Group (16 persons)	223,645	824,048	1,047,693	1.76%

*
Less than 1%

(1)
Based solely on information contained in the Schedule 13G/A filed with the SEC by Harris Associates L.P. and Harris Associates Inc., on their own behalf, on February 8, 2002.

(2)
Based solely on information contained in the Schedule 13G/A filed with the SEC by Cramer Rosenthal McGlynn, LLC, on its own behalf, on February 11, 2002.

(3)
Based solely on information contained in the Schedule 13G/A filed with the SEC by Wellington Management Company, LLP, on its own behalf, on February 12, 2002.

PERFORMANCE GRAPH

        The following chart shows a comparison of the total cumulative return based upon a $100 investment from April 3, 2000 (the date on which the Common Stock began regular trading on the New York Stock Exchange) through December 31, 2001, of the Company's Common Stock, the Standard & Poor's 500 Composite Index and the Morgan Stanley Healthcare Products Index. Data for the Standard & Poor's 500 Composite Index and the Morgan Stanley Healthcare Products Index assume reinvestment of dividends. The Company has never paid dividends on its Common Stock and has no current plans to do so. Historical results are not necessarily indicative of future performance.

COMPARISON OF CUMULATIVE TOTAL RETURN

Section 16(a) Beneficial Ownership Reporting Compliance

        The Company believes that all reports that were required to be filed by the Company's executive officers, directors and beneficial owners of more than 10% of its Common Stock under Section 16 of the Securities Exchange Act of 1934 during 2001 were filed on a timely basis.

Corporate Governance Guidelines

        On February 21, 2002, the Company's Board of Directors adopted Corporate Governance Guidelines, which are attached as Appendix B to this Proxy Statement.

OTHER BUSINESS

        It is not anticipated that any matter will be considered by the stockholders other than those set forth above, but if other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote in accordance with their best judgment.

By order of the Board of Directors,

Bruce P. Garren Corporate Vice President, General Counsel and Secretary

ALL STOCKHOLDERS ARE URGED TO SUBMIT
THEIR PROXIES PROMPTLY

APPENDIX A

CHARTER OF THE AUDIT AND PUBLIC POLICY COMMITTEE
OF THE BOARD OF DIRECTORS
OF EDWARDS LIFESCIENCES CORPORATION

Statement of Purpose

        The primary purpose of the Audit and Public Policy Committee (the "Committee") of the Board of Directors (the "Board") of the Edwards Lifesciences Corporation (the "Corporation") is to assist the Board in fulfilling its oversight responsibilities. The Committee will review the Corporation's financial reporting process, system of internal control, audit process and the process for monitoring compliance with laws, regulations and business practices. In performing its duties, the Committee will maintain effective working relationships with and open communication between the Board, management and the internal and independent auditors.

Organization and Meetings

        The Committee, a standing committee of the board, will be composed of three or more directors, each of whom has no relationship to the Corporation that may interfere with the exercise of his or her independence from management and the Corporation. All members of the Committee will be financially literate, or will become financially literate within a reasonable period of time after appointment to the Committee, and at least one member of the Committee will possess accounting or related financial management expertise, as the Board interprets such qualifications. Members of the Committee, including its Chairperson, shall be elected by the Board at the annual organizational meeting of the Board and shall serve until their successors shall have been duly elected and qualified.

        The Committee will have at least three regularly scheduled meetings each year, with additional meetings to be held as circumstances require. The Committee will keep minutes of its meetings, and will regularly report to the Board on its activities, making recommendations as appropriate.

Key Responsibilities

        The Committee's job is one of oversight and it recognizes that the Corporation's management is responsible for preparing the Corporation's financial statements and that the outside auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management, including the internal audit staff as well as the outside auditors, have more time, knowledge and more detailed information on the Corporation than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Corporation's financial statements or any professional certification as to the outside auditor's work.

        The following functions shall be the common recurring activities of the Committee in carrying out its oversight function. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

Internal Control

  •
  Review the Corporation's policies and procedures with management and recommend to the Board any changes considered appropriate.

  •
  Review the adequacy and effectiveness of the Corporation's financial and accounting controls with the independent auditor and the internal auditor, as appropriate, receiving recommendations for the improvement of such controls and reviewing whether any such previously approved recommendations have been implemented.

External Control

  •
  Review and recommend to the Board the independent auditor to be selected to audit the Corporation's consolidated financial statements. The Committee, subject to any action that may be taken by the full Board, shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditor, and the independent auditor shall be ultimately accountable to the Committee and the Board.

  •
  Ensure the objectivity of the independent auditor by reviewing and discussing with the independent auditor all significant relationships which the auditor has with the Corporation and its affiliates, including: (i) requesting, receiving and reviewing, on an annual basis, a formal written statement delineating all relationships which may reasonably be thought to bear on the independence of the independent auditor with respect to the Corporation in accordance with professional standards governing such independence; (ii) discussing with the independent auditor any disclosed relationships or services that may impact the objectivity and independence of the independent auditor; and (iii) recommending that the Board take appropriate action in response to the independent auditor's report to satisfy itself of the independence of the independent auditors.

  •
  Meet with the independent auditor and management to review the proposed audit scope and procedures to be utilized.

  •
  At the conclusion of each annual audit, review such matters related to the conduct of the audit that are to be communicated to the Committee under generally accepted auditing standards, as well as any other comments or recommendations made by the independent auditor.

Internal Audit

  •
  Review the qualifications and organizational structure of the internal audit function and concur in the appointment, replacement, reassignment or dismissal of the Vice President, corporate audit.

  •
  Review the proposed audit plan of the internal auditor, including the independence and authority of the internal auditor's reporting obligations, the adequacy of internal audit resources and the coordination and completeness of coverage between the internal and independent auditors.

  •
  Receive periodic summaries of findings from completed internal audits and, as appropriate, the status of major audits in process. Receive progress reports on the completion of the current year's internal audit plan, including explanations for any significant deviations from the plan.

Financial Reporting

  •
  Review the Corporation's consolidated financial statements that will be contained in its Annual Report to Shareholders with management and the independent auditor to determine whether they are complete and consistent with information known to the Committee members, and whether the independent auditor is satisfied with the disclosure and content of those financial statements. Based on such review, recommend to the Board that the consolidated financial statements of the Corporation be included in its Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of the Form 10-K with the Securities and Exchange Commission).

  •
  Review with management, the independent auditor and the internal auditor the interim consolidated financial statements of the Corporation and the results of the independent auditor's review of those statements. This review shall occur prior to the Corporation's filing of the Form 10-Q with the Securities and Exchange Commission and may, at the Committee's discretion, be performed by the Committee Chairperson.

  •
  Discuss with the independent auditor the auditor's judgments about the quality and the acceptability of accounting principles used to prepare the Corporation's consolidated financial statements. Review the impact on the annual financial statements of any significant accounting and reporting issues, including recent professional and regulatory pronouncements and any newly adopted or proposed changes in accounting principles that would significantly affect the Corporation or its consolidated financial statements.

Ethical and Legal Compliance

  •
  Review the effectiveness of the system for monitoring compliance with laws and regulations, including receiving reports from the General Counsel on the results of management's review of compliance with the Corporation's policies and any investigations by management related to significant fraudulent acts or irregularities.

  •
  Periodically review with the General Counsel the Corporation's preventive law program and activities, as well as any legal and regulatory matters that may have a material impact on the Corporation.

  •
  Evaluate whether management is setting the appropriate "tone at the top" by communicating the importance of the Corporation's ethical and business practices standards, including the importance of internal accounting controls.

  •
  Assist the Board in establishing and monitoring compliance with the ethical business practice standards of the Corporation. The Committee will also review the policies of the Corporation to assure that they are consistent with its social responsibility to employees, customers and society, including policies relating to health and safety and ethics and business practices.

Other Responsibilities

  •
  Meet separately with the internal auditor and the independent auditor without members of management present to discuss any matters that the auditors or the Committee believe should be discussed privately.

  •
  Review with the General Counsel any legal matters that could have a significant impact on the Corporation's financial statements.

  •
  If necessary, institute special investigations and, if appropriate, hire special counsel or experts to assist in such investigations as needed.

  •
  Review the policies and procedures in effect for considering officers' expenses and perquisites.

  •
  Perform such other oversight functions as assigned by law, the Corporation's articles of incorporation, as amended or restated, the bylaws of the Corporation or the Board of Directors.

  •
  Review and discuss the adequacy of the Audit and Public Policy Committee Charter on an annual basis, or more frequently upon changes to the membership of the Committee or as otherwise needed.

APPENDIX B

EDWARDS LIFESCIENCES CORPORATION
CORPORATE GOVERNANCE GUIDELINES

EDWARDS LIFESCIENCES CORPORATION
CORPORATE GOVERNANCE GUIDELINES

        The Board of Directors of Edwards Lifesciences Corporation recognizes the importance of good corporate governance as a means of addressing the needs of the Company's stockholders, employees, customers, suppliers and community. These guidelines are intended to serve as flexible principles and to be interpreted in the context of all applicable laws and the Company's Certificate of Incorporation, Bylaws, and other governing legal documents, all of which necessarily take precedence. The Board of Directors recognizes that corporate governance is a developing and dynamic area warranting periodic review. Accordingly, the following guidelines are subject to review and change from time to time by the Board of Directors.

I.    Board of Directors

        A.    Size and Composition

          1.    Size.    The Company's Certificate of Incorporation provides that the number of directors shall be fixed from time to time by the Board of Directors. On March 7, 2000, the Board of Directors resolved that its size shall not be less than five nor more than eleven members.

          2.    Independent Directors.    The Board of Directors shall be composed of a substantial majority of independent directors. For purposes of these guidelines "independent director" shall mean a director who is independent of management as defined in Article III, Section 2 of the Company's Bylaws.

          3.    Chairman of the Board/Chief Executive Officer.    The Board of Directors believes that as a general policy the positions of Chairman of the Board and Chief Executive Officer may be held by the same person. The Board recognizes, however, that under certain circumstances, such as in a period of transition, it may be necessary and in the Company's best interests to have these positions held by separate persons.

        B.    Selection and Qualifications

          1.    Selection and Invitations.    The Board of Directors shall be responsible for selecting its own members. Invitations to join the Board should be extended by the Chairman of the Board and the Chief Executive Officer, or a designated representative.

          2.    Criteria and Recommendations.    The Compensation and Planning Committee shall be responsible for developing general criteria for use in selecting potential new Board members and for assisting the Board in identifying and attracting qualified candidates for election to the Board. The Compensation and Planning Committee also shall be responsible for recommending to the Board of Directors the nominees for director to be elected at the annual meetings of stockholders. Attached as Exhibit A are the current guidelines for evaluating and recommending candidates for election or re-election to the Board.

          3.    Review of Director Affiliations.    The Compensation and Planning Committee shall be responsible for reviewing annually the outside affiliations of each director to determine whether those affiliations present any conflicts of interest or are otherwise inconsistent with the best interests of the Company.

          4.    Compensation Recommendations.    The Compensation and Planning Committee shall be responsible for recommending to the Board of Directors changes in the compensation paid to directors for their Board service.

          5.    Stock Ownership.    Each director shall be encouraged to maintain ownership of the Company's common stock. In furtherance of this objective, the Board adopted resolutions on July 13, 2000, which state that each nonemployee director is encouraged to own a minimum of 10,000 shares of the Company's common stock within five (5) years of the individual first becoming a director.

          6.    Retirement Age/Term Limits.    In accordance with Article II, Section 1 of the Company's Bylaws, no person shall be eligible for election or appointment as a director if at the time of the election or appointment he or she is age 70 or older.

          The Board does not at present believe it should establish term limits. While term limits could help ensure that there are fresh ideas and viewpoints available to the Board, they have the disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increasing insight into the Company and its operations and, therefore, provide an increasing contribution to the Board as a whole.

          7.    Changed Circumstances.    If a director discontinues or changes the employment affiliation held at the time of election as a director, becomes involved in a current or potential conflict of interest, becomes unable to spend the required time or becomes disabled, that director shall submit a letter of resignation for consideration by the Board. The Compensation and Planning Committee shall recommend to the Board what action, if any, to be taken with respect to the resignation.

        C.    Operation and Performance Evaluations

          1.    Agenda.    The Chairman of the Board shall establish the agenda for each Board meeting. Each Board member and members of senior management may suggest the inclusion of item(s) on the agenda.

          2.    Board Materials Distributed in Advance.    As a general rule, presentations on specific subjects should be sent to the Board members sufficiently in advance to allow time for review, so that Board meeting time may be conserved and discussion time focused on questions that the Board may have about the material. On those occasions in which the subject matter is highly sensitive, the individual directors should be notified by telephone in advance of the meeting of the general subject matter and that the topic will be discussed at the meeting.

          3.    Executive Sessions and Chairman/CEO Performance Evaluations.    The Board of Directors shall meet in executive session periodically, but at least once per year. Executive session shall mean meetings without Company management or employee directors.

          At least annually and in executive session, the Board should evaluate the performance of the Chairman and Chief Executive Officer. This evaluation should be made only by the directors who are independent of management and should be coordinated with the recommendations of the Compensation and Planning Committee on compensation for the Chairman and Chief Executive Officer. The Board's evaluation of the Chairman and Chief Executive Officer should be communicated to him by the Chairman of the Compensation and Planning Committee.

          4.    Periodic Assessment of Board Performance.    The Board shall periodically, but at least once per year, review its own structure, governance principles, composition, agenda, processes and schedule to consider whether it is functioning well in view of its responsibilities and the evolving situation of the Company.

          In furtherance of this objective, the Compensation and Planning Committee shall develop and implement an annual procedure for evaluating Board performance. Such evaluation shall include the solicitation of each director's individual views on Board performance, conducted in such a way as to maximize the likelihood of obtaining candid assessments. The results of such evaluation shall be collected by the Company Secretary and summarized for the full Board.

          The purpose of such an evaluation is to assess the Board's functioning as a whole, not to focus on the performance of individual Board members. As a result of this evaluation process, the Board should gain insight into specific areas where it is functioning effectively and where improvement is desirable.

        D.    Board Committees

          1.    Committees/Independence.    The Board of Directors has two standing committees consisting of an Audit and Public Policy Committee and a Compensation and Planning Committee. As stated in the Company's Bylaws, the Audit and Public Policy Committee and the Compensation and Planning Committee shall consist solely of directors who are independent of management. From time to time, the Board may determine that it is appropriate to form a new committee or a special committee or to restructure and/or combine its standing committees.

          2.    Agenda and Minutes.    The chairperson of each committee, in consultation with the members of the committee and the Corporate Secretary, shall set the agenda, frequency and length for each meeting. Each committee shall keep minutes of its proceedings and report its proceedings at the next meeting of the Board of Directors.

          3.    Review of Membership.    The Compensation and Planning Committee shall be responsible for reviewing annually the committee membership and recommending to the Board of Directors changes in number, authority and duties of the Board committees as well as changes in the chairperson or members of the committees. It is the sense of the Board that committee chairpersons generally should serve three (3)-year terms and consideration should be given to rotating committee members periodically.

          4.    Use of Consultants.    The Board of Directors and each of its committees may hire outside consultants and experts, as the Board of Directors or any committee deems necessary, to assist it in evaluating proposals, transactions and information supplied by management. Each committee shall communicate to the full Board its intent to hire an outside consultant or expert.

II.    Executive Compensation

        A.    Compensation and Planning Committee Role.    The Compensation and Planning Committee shall annually provide a recommendation on the compensation for the Chairman and Chief Executive Officer to the directors on the Board who are independent of management. In addition, the Compensation and Planning Committee shall determine compensation for the Company's other executive officers and advise the Board of Directors and the Chairman and Chief Executive Officer on other compensation and employee benefit matters. The Compensation and Planning Committee's responsibilities are also set forth in Article III, Section 3 of the Bylaws.

        B.    Philosophy.    The Compensation and Planning Committee's philosophy pertaining to executive compensation shall be described in its report set forth each year in the Company's annual proxy statement.

III.    Fiduciary Oversight

        A.    Philosophy.    The Board of Directors shall support a corporate environment of internal controls, fiscal accountability, ethical standards and compliance with applicable governance policies, laws and regulations.

        B.    Duty of Loyalty and Care.    Under Delaware law, each director owes duties of loyalty and care to the Company and is expected to act in the best interests of the Company's stockholders as a whole.

        C.    Access to Management.    The Board of Directors shall have complete access to the Company's management. It is assumed that Board members will use judgment to be sure that this contact is not distracting to the business operations of the Company and that such contact, if in writing, is copied to the Chief Executive Officer.

        D.    Audit and Public Policy Committee Role.    The Audit and Public Policy Committee's functions and responsibilities are set forth in its Charter and in Article III, Section 2 of the Bylaws.

IV.    Strategic Planning and Talent Management

        A.    Review of Strategic Plans.    At least annually, the Board of Directors shall review the strategic plan for each of the Company's major businesses.

        B.    Company Organization Structure.    Management shall be responsible for informing the Board of Directors on major organization matters and issues relating to the Company's organization structure.

        C.    Talent Management Reviews.    The Chief Executive Officer shall regularly review key executive talent development, including succession planning, with the Board of Directors.

V.    Board Elections: One Share-One Vote.

        In accordance with Article I, Section 3 of the Bylaws, each stockholder eligible to vote on a matter submitted to a stockholder vote shall be entitled to one vote, in person or by proxy, for each share of common stock entitled to vote held by such stockholder.

EXHIBIT A
CORPORATE GOVERNANCE GUIDELINES
MEMBERSHIP CRITERIA FOR DIRECTORS

        It is the desire of Edwards Lifesciences Corporation to select individuals for nomination to the Board of Directors, who, if elected, will best serve the interests of the Company and its stockholders. To accomplish this goal, each candidate nominee should:

  •
  Possess fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility.

  •
  Have a genuine interest in the Company and a recognition that as a member of the Board, each director is accountable to the stockholders of the Company, not to any particular interest group.

  •
  Have a background that demonstrates an understanding of business and financial affairs and the complexities of a large, multifaceted, global business, governmental or educational organization.

  •
  Be or have been in a senior position in a complex organization such as a corporation, university or major unit of government.

  •
  Have no conflict of interest or legal impediment that would interfere with the duty of loyalty owed to the Company and its stockholders.

  •
  Have the ability and be willing to spend the time required to function effectively as a director.

  •
  Be compatible and able to work well with other directors and executives in a team effort with a view to a long-term relationship with the Company as a director.

  •
  Have independent opinions and be willing to state them in a constructive manner.

        Directors shall be selected on the basis of talent and experience. The Company seeks a Board with diversity of background among its members, including diversity of experience, gender, race, ethnic or national origin, and age. A substantial majority of the Board shall consist of individuals who are not members of the operating management of the Company.

        In certain circumstances it may be appropriate not to nominate current Board members prior to their mandatory retirement age if they no longer meet the criteria for membership described above. If a director discontinues or changes the employment affiliation held at the time of election as a director, becomes involved in a current or potential conflict of interest, becomes unable to spend the required time or becomes disabled, that director shall submit a letter of resignation for consideration by the Board. The Compensation and Planning Committee shall recommend to the Board what action, if any, to be taken with respect to the resignation. No member of the Board whose Board membership is being reviewed shall participate in the review process or vote on the matter.

PROCEDURES FOR HANDLING UNSOLICITED
RECOMMENDATIONS FOR BOARD MEMBERSHIP

        All applications, recommendations or proposed nominations for Board membership received by the Company shall be referred to the Compensation and Planning Committee. Nominations made other than by or at the direction of the Board of Directors and the Chief Executive Officer shall be made pursuant to the regulations set forth in the Company's Bylaws.

[FRONT]

EDWARDS LIFESCIENCES CORPORATION

        The proxies are directed to vote as specified below and in their discretion on all other matters coming before the meeting. If no direction is made, the proxies will vote FOR both director nominees listed and FOR Proposal 2.

The Board of Directors recommends a vote FOR both nominees for election as directors and FOR Proposal 2.
		FOR	WITHHOLD AUTHORITY			FOR	AGAINST	ABSTAIN

1.	Election of Directors: Philip M. Neal; David E.I. Pyott			2.	Ratification of Appointment of Independent Auditors

To withhold authority to vote for any nominee, specify name below:

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Only authorized officers should sign for corporations. PLEASE SIGN AND DATE HERE AND RETURN PROMPTLY ONLY IF YOU ARE VOTING BY MAIL.
Signature Date
Signature Date

^ FOLD AND DETACH HERE IF VOTING BY MAIL ^	CONTROL #

YOU CAN NOW VOTE YOUR SHARES BY TELEPHONE OR THE INTERNET

        Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, dated, signed and returned your proxy card. Telephone and Internet voting are available 24 hours a day, 7 days a week until 11:59 p.m. (EDT), on Tuesday, May 7, 2002.

        For shares in your Savings and Investment Plan account, voting instructions submitted over the Internet, by telephone or by mail must be received by the Trustee by 11:59 p.m. (EDT), on Sunday, May 5, 2002.

TO VOTE BY TELEPHONE:
1.	Using a touch-tone phone, call 1-877-779-8683. This is a toll-free call. Have your proxy card in hand when you call. From outside the U.S. or Canada, you may call 1-201-536-8073.
2.	When prompted, enter the Voter Control number shown directly above. After following the voting instructions, your vote will be confirmed when you hear "Thank you for voting."
TO VOTE VIA THE INTERNET:
1.	Go to the website www.eproxyvote.com/ew and enter the Voter Control number directly above when prompted.
2.	Follow the step-by-step instructions on the computer screen.
TO VOTE BY MAIL:
1.	Mark, sign and date the proxy card and return it in the postage-paid envelope provided.

[BACK]

PROXY

EDWARDS LIFESCIENCES CORPORATION
Proxy for Annual Meeting on May 8, 2002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Mike R. Bowlin, Vernon R. Loucks Jr. and Corinne H. Lyle proxies, each with the power to appoint his or her substitute and with authority in each to act in the absence of the others, to represent and to vote all shares of stock of Edwards Lifesciences Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Edwards Lifesciences Corporation to be held at the corporate headquarters of Edwards Lifesciences Corporation, One Edwards Way, Irvine, California 92614, on Wednesday, May 8, 2002 at 10:00 a.m., Pacific Daylight Time, and any adjournments thereof, as indicated in the proposals described in the Proxy Statement, and all other matters properly coming before the meeting.

        This proxy will also serve to instruct the trustees of the Edwards Lifesciences Corporation 401(k) Savings and Investment Plan and the Edwards Lifesciences Corporation of Puerto Rico Savings and Investment Plan to vote in accordance with the instructions on the reverse side all shares held for the undersigned in such plans. For shares in your Savings and Investment Plan account, voting instructions submitted over the Internet, by telephone or by mail must be received by the Trustee by 11:59 p.m., Eastern Daylight Time, on Sunday, May 5, 2002.

IMPORTANT—This Proxy Must Be Signed And Dated On The Reverse Side If Voting By Mail.

^ FOLD AND DETACH HERE IF VOTING BY MAIL ^

Edwards Lifesciences Corporation
Annual Meeting of Stockholders
Wednesday, May 8, 2002 at 10:00 a.m. PDT
One Edwards Way
Irvine, California 92614
(949) 250-2500
www.edwards.com
 Telephone vote at 1-877-779-8683 or
Internet vote at www.eproxyvote.com/ew

QuickLinks

PROPOSAL 1 ELECTION OF DIRECTORS
CLASS II DIRECTORS—TERM SCHEDULED TO EXPIRE IN 2005
CLASS III DIRECTORS—TERM SCHEDULED TO EXPIRE IN 2003
CLASS I DIRECTORS—TERM SCHEDULED TO EXPIRE IN 2004
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
REPORT OF THE AUDIT AND PUBLIC POLICY COMMITTEE
FEES PAID TO PRINCIPAL ACCOUNTANTS
REPORT OF THE COMPENSATION AND PLANNING COMMITTEE
EXECUTIVE COMPENSATION AND OTHER INFORMATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES
RELATED PARTY TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PERFORMANCE GRAPH
COMPARISON OF CUMULATIVE TOTAL RETURN
OTHER BUSINESS
APPENDIX A CHARTER OF THE AUDIT AND PUBLIC POLICY COMMITTEE OF THE BOARD OF DIRECTORS OF EDWARDS LIFESCIENCES CORPORATION
APPENDIX B EDWARDS LIFESCIENCES CORPORATION CORPORATE GOVERNANCE GUIDELINES
EXHIBIT A (TO APPENDIX B) CORPORATE GOVERNANCE GUIDELINES MEMBERSHIP CRITERIA FOR DIRECTORS
PROXY FOR ANNUAL MEETING ON MAY 8, 2002